No.



Shares

THIS CERTIFIES THAT

SHARES EACH

CERTIFICATE

FOR

SHARES

of the

Capital Stock

ISSUED TO

DATE

For Value Received ______ hereby sell, assign and transfer unto ______________ Shares of the Capital Stock represented by the within Certificate, and do hereby irrevocably constitute and appoint ______________ Attorney to transfer the said Stock on the books of the within named Company, with full power of substitution in the premises.

Dated: ______________

In presence of ______________

NOTICE THE SIGNATURE OF THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE, IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT, OR ANY CHANGE WHATEVER